UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2018

TRACON Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36818	34-2037594
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4350 La Jolla Village Drive, Suite 800 San Diego, California		92122
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 550-0780 _______________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                 Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01	Other Events.

On November 28, 2018, TRACON Pharmaceuticals, Inc. (the “Company”) and I-Mab entered into separate strategic collaboration and clinical trial agreements (the “Collaboration Agreements”) for the development of multiple immuno-oncology programs, including I-Mab’s proprietary CD73 antibody TJD5 (the “TJD5 Agreement”) as well as up to five proprietary bispecific antibodies currently under development by I-Mab (the “Bispecific Agreement”).

TJD5 Agreement

Pursuant to the TJD5 Agreement, the Company and I-Mab will collaborate on developing the TJD5 antibody, with the Company bearing the costs of filing an IND and for Phase 1 clinical trials, with the parties sharing costs equally for Phase 2 clinical trials and with the Company and I-Mab bearing 40% and 60%, respectively, of the costs for Phase 3 clinical trials. I-Mab will also be responsible for the cost of certain non-clinical activities and the supply of TJD5 and any reference drugs used in the development activities. Each of the parties also agreed for a specified period of time to not develop or license to or from a third party any monoclonal antibody targeting CD73 or any other biologic for certain indications that a joint steering committee selects for TJD5 development.

In the event that I-Mab licenses rights to TJD5 to a third party, the Company would be entitled to receive varying portions of royalty and non-royalty consideration received by I-Mab with respect to territories outside the China territory.  In the event that I-Mab commercializes TJD5, the Company would be entitled to receive a royalty on net sales by I-Mab in North America ranging from the mid-single digits to low double digits, and in the European Union and Japan in the mid-single digits.  The portions of certain third party royalty and non-royalty consideration and the royalty from net sales by I-Mab to which the Company would be entitled escalate based on the phase of development the Company completes under the TJD5 Agreement, ranging from a high-single digit percentage of non-royalty consideration to a mid-teen percentage of non-royalty consideration and double digit percentage of royalty consideration.

The TJD5 Agreement may be terminated by either party in the event of an uncured material breach by the other party or bankruptcy of the other party, or for safety reasons related to TJD5.  I-Mab may also terminate the TJD5 Agreement if the Company causes certain delays in completing a Phase 1 clinical trial. In addition, I-Mab may terminate the TJD5 Agreement for any reason within 90 days following the completion of the first Phase 1 clinical study (in which case the Company would be entitled to a pre-specified termination fee) or following the completion of the first Phase 2 clinical study (in which case the Company would be entitled to a pre-specified termination fee and either a percentage of non-royalty consideration I-Mab may receive as part of a license to a third party or an additional payment if TJD5 is approved for marketing outside Greater China before a third party license is executed (and the Company would continue to be entitled to the payments described in the paragraph above).

Bispecific Agreement

Pursuant to the Bispecific Agreement the Company and I-Mab may mutually select through a joint steering committee (“JSC”) up to five of I-Mab’s bispecific antibody product candidates within a five-year period for development and commercialization in North America.

For each product candidate selected by the JSC for development under the Bispecific Agreement, I-Mab will be responsible and bear the costs for IND-enabling studies and establishing manufacturing for the product candidate, the Company will be responsible for and bear the costs of filing an IND and conducting Phase 1 and Phase 2 clinical studies, and the Company will be responsible for and will share equally with I-Mab in the costs of conducting Phase 3 or pivotal clinical studies, in each case within North America. Subject to I-Mab’s right to co-promote an approved product candidate, the Company will be responsible for commercializing any approved product candidates in North America, and the parties will share profits and losses equally in North America. The Company would also be entitled to tiered low single digit royalties on net sales of product candidates in the European Union and Japan.

At any time prior to completing the first pivotal clinical study for a product candidate or if I-Mab ceases to support development costs or pay its portion of Phase 3 clinical study costs for a product candidate or the JSC decides to cease development over the Company’s objections after initiating Phase 3 clinical studies, the Company will have an option to obtain an exclusive license to such product candidate in all territories except China and Korea and any other territories in which I-Mab previously licensed rights to a third party. If the Company exercises the option, it would assume sole responsibility for developing and commercializing the product candidate in the licensed territory, and in lieu of profit or loss sharing with I-Mab with respect to such product candidate, the Company would owe I-Mab pre-specified upfront and milestone payments and royalties on net sales, with the payments and royalties escalating depending on the phase of development the product candidate reached at the time the Company obtained the exclusive license, which include a double digit million dollar upfront payment, as well as development milestone payments that begin upon completion of a pivotal study, sales milestone payments, and a single to double digit royalty on net sales.

Each party agreed that for a specified period of time, it would not develop or license to or from any third party any bispecific monoclonal antibody targeting the same two biological targets as those of any selected product candidates under the Bispecific Agreement.

If development of any selected product candidates is terminated by a decision of the JSC, all rights to the product candidate will revert to I-Mab, subject to the Company’s rights to obtain an exclusive license in certain circumstances.  If development is terminated after submission of an IND and prior to initiating Phase 3 clinical studies or after initiating Phase 3 clinical studies and with the Company’s concurrence, then the Company would be entitled to tiered low single digit royalties on net sales of the product candidate in North America, the European Union and Japan.

The Bispecific Agreement may be terminated by either party in the event of an uncured material breach by the other party or bankruptcy of the other party, or with respect to any selected product candidate, for safety reasons related to that product candidate.

Press Release

On November 28, 2018, the Company issued a press release with respect to entering into the agreements described under Item 8.01 of this current report. A copy of the press release is attached hereto at Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release issued by TRACON Pharmaceuticals, Inc. on November 28, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRACON Pharmaceuticals, Inc.

Dated: December 4, 2018
	By:	/s/ Charles P. Theuer, M.D., Ph.D.
Charles P. Theuer, M.D., Ph.D.
President and Chief Executive Officer